News Release	CONTACTS:

Investors:
Joe Selner, Chief Financial Officer
920-491-7120
Media:
Cindy Moon-Mogush, Corporate Communications
920-431-8034

Associated Banc-Corp declares 29-cent dividend

GREEN BAY, Wis. – July 26, 2006 – The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular 29-cent cash dividend, payable Aug. 15 to shareholders of record Aug. 8.

The August dividend is the company’s 146th consecutive cash dividend.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has more than 320 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.